POWERWAVE TECHNOLOGIES, INC.

                            Moderator: Bruce Edwards
                                October 14, 2003
                                  4:00 p.m. CT



Operator: Good day, everyone, and welcome to the Powerwave Technologies third quarter 2003 earnings announcement. Today's conference is being recorded.

         For opening remarks and introductions, I would like to turn the conference over to the Chief Financial Officer, Mr. Kevin Michaels. Please go ahead, sir.

Kevin Michaels: Thank you, and good afternoon, everyone, and welcome to the Powerwave Technologies third quarter 2003 financial results conference call.

         Before starting, I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues, earnings per share levels, revenue composition, future restructuring charges and associated cash outlays, demand levels for the Company's product lines, the timing of product deliveries and future orders, operating margins, expense levels, capital expenditure rates, inventory turns, tax rates, days sales outstanding, expansion of activities with contract manufacturers, the anticipated timing of 2G, two and a half G and 3G deployments and the impact on revenues of the failure to win business for selected products with an existing customer are all forward-looking statements.

         These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Please refer to our press release, Powerwave's Form 10-Q for the quarter ended June 29, 2003, or Form 10-K for fiscal year 2002, all of which are on file with the Securities and Exchange Commission, for additional information on factors which could cause our actual results to be different from those projected or implied.

         In addition, on this call, we do discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements, as prepared under GAAP, is included in our press release dated today, which can be found on our Web site at Powerwave.com and on Business Wire. With all this in mind, let me start by quickly reviewing our financial results, which are also summarized in our press release.

         Net sales for the third quarter of 2003 were $63.2 million. As part of our previously announced restructuring, we incurred restructuring costs during the third quarter totaling approximately $900,000. Approximately half a million of these costs are included within cost of goods sold, and the remaining $400,000 are included in our operating expenses.

         Including that half million restructuring charge in our cost of goods sold for the third quarter, we have a gross profit of $6.4 million or 10.1 percent. Excluding this restructuring charge, our gross margin is $6.9 million or 10.9 percent. Sales and marketing expenses were $3.1 million, R&D was $9.8 million, and G&A was $3.9 million. Including the $400,000 operating expense portion of the restructuring charge, our total operating expenses were $17.2 million.

         For the third quarter, we had an operating loss of $10.8 million, which includes the restructuring charges, which totaled approximately $900,000. Our net other income was $600,000. Our total net loss before taxes was $10.2 million. Utilizing a tax rate of 44.5 percent for the quarter, our net loss after tax was $5.7 million. The basic loss per share is nine cents, based on a basic weighted average share outstanding of approximately 63.6 million shares. On a pro forma basis, excluding the restructuring charge of $900,000, our net loss before taxes would be $9.3 million, and our net loss after tax would have been $5.3 million or a loss per share of eight cents.

         Now, I would like to describe our revenues on a geographic basis.
         Our total North American revenues for the third quarter of 2003 were approximately $29.5 million, or 47 percent of our revenues. Our total Asian sales accounted for approximately 17 percent of revenues, or $10.9 million, and our total European and other international revenues were $22.8 million, or approximately 36 percent of our revenues.

         On a product basis, revenues for products in the cellular band, 800 to 1,000 megahertz, for the first time did not account for the majority of our sales. They equaled approximately 39 percent of third quarter revenues, or $24.9 million. Sales for products in the PCS band, 1800 to 2000 megahertz, accounted for the largest portion of our sales, approximately 45 percent of revenues, or $28 million. And sales in the 2100 megahertz band or 3G accounted for approximately $10.3 million, or 16 percent of our revenues.

         I'd like to note that some of the PCS band revenues include WCDMA or 3G products that are for the PCS frequency band here in North America. Also for the third quarter, our single-carrier shipments accounted for approximately 32 percent of our revenues, which is an increase from the prior quarter's 28 percent of revenues. During the third quarter, we experienced an increase in demand for single-carrier GSM EDGE products, particularly in the PCS frequency band.

         Our gross profit margin, excluding the restructuring charges, was approximately 10.9 percent for the third quarter. This improved gross margin is largely attributable to our aggressive move to outsourcing of our production volume, which, coupled with increased revenues this quarter, resulted in better absorption of our overhead costs as we completed the transitioning of our production to contract manufacturers. We expect to see continued sequential improvement in our gross margin as we complete all of our restructuring activity.

         I would now like to review our operating expenses for the third quarter of 2003. Our total operating expenses were up slightly, when compared to our second quarter 2003 results, with sales and marketing expenses for the third quarter of 2003 of $3.1 million, R&D expenses of $9.8 million and G&A expenses of $3.9 million. During the third quarter of 2003, we continued to have a large number of development projects which impacted our R&D expenses, keeping our R&D expenses at a level similar to our second quarter of 2003.

         The increase in our sales and marketing expenses reflects increased trial activity that we had during the quarter. In addition, we also incurred some additional G&A expenses that we expect to reduce in future quarters. For the third quarter of 2003, we had net other income of approximately $600,000. Our tax benefit rate for the third quarter is 44.5 percent. This rate brings our cumulative tax rate for the year to 38.5 percent, which is the rate we expect for the remainder of the year.

         Next, I will quickly review our balance sheet. Total cash at September 28, 2003 was $253.5 million, which is an increase of $93.4 million from the last quarter. This increase reflects the net proceeds of $101 million from our issuance in July 2003 of $130 million 1.25 percent convertible subordinated notes due 2008 and the repurchase of $25 million worth of our common stock, which equaled approximately 3.1 million shares.

         In addition, our ending cash balance reflects the completion of our previously announced purchase of certain assets and liabilities of Ericsson Amplifier Technologies, Inc. for $9.8 million in cash. During the third quarter, our net inventory decreased by over five million from the second quarter of 2003 to end at $21 million, while our inventory turns increased to 10.7 turns for the third quarter. Our total net accounts receivable were $46.3 million, and our AR days sales outstanding remained at 67 days.

         On a cash flow from operations basis, we generated approximately
         $2.1 million in cash during the quarter. Additionally, our total capital spending during the quarter was approximately $0.5 million. We continue to believe that our ability to execute and maintain a very strong balance sheet during this difficult period for the wireless industry is a key differentiator for Powerwave.

         I would now like to provide you some additional details regarding our restructuring charge for the quarter. As I stated, this charge is associated with the restructuring of our manufacturing operations to reduce our operating costs, while we outsource the majority of our production capability to our contract manufacturing partners, located primarily in Asia. The total amount of this charge for the third quarter of 2003 is approximately $900,000, and relates primarily to severance and retention payments in connection with the reduction of our workforce.

         This charge has been recorded in cost of sales or operating expenses, based upon the job classification of the impacted employees. We currently expect to incur additional restructuring charges in the range of one to two million during the remainder of fiscal year 2003, as we continue to execute this plan to further reduce our overall cost structure. I would now like to turn the call over to Bruce Edwards, Powerwave's President and Chief Executive Officer.

Bruce Edwards: Thank you, Kevin, and good afternoon, everyone. I have several things to cover today, so let me start with the review of our third quarter results. We highlighted three specific objectives for the third quarter during our second quarter financial results conference call. First, we were looking to increase sales by at least 10 to 20 percent sequentially. Second, we were projecting a return to double-digit gross margins and third, we were looking to once again reduce our inventory levels.

         For the third quarter, our revenues increased by 23 percent sequentially. We saw our gross margins come in at over 10 percent including restructuring charges, and just under 11 percent when such charges are eliminated. Our inventories were reduced by $5.5 million, coming in at $21 million, resulting in inventory turns of over 10 times. We expected our contract manufacturing partners to produce over 70 percent of our third quarter sales volume, and we exited the third quarter with our contract manufacturers producing over 80 percent of our sales. Also during the third quarter, we once again generated cash, ending with $253 million on our third quarter balance sheet. In summary, we achieved all of the objectives we laid out for the third quarter of 2003.

         As the quarter was coming to an end, a number of Wall Street analysts issued various reports centered on what I have identified as two main items, the first being opportunities and activities ongoing at Powerwave's largest customer, and the second being the overall trend in market share. I want to address both of these, starting with the first, as I believe this one in particular has been subject to a wide variety of speculation.

         Let me start by saying what should be obvious. Powerwave is in the outsourcing business. It is our job to convince our OEM customers that they should outsource their power amplifier development and production to us. Every OEM customer that Powerwave sells to has internal development capability. We believe that our development and manufacturing capability provides us with a substantial competitive advantage, which has resulted in our becoming the largest independent supplier of RF power amplifiers in the market today. We compete every day with external competitors and the internal development capabilities of our OEM customers. This is not a new development.

         Now, I would like to address a number of items concerning an ongoing CDMA development with our largest customer, which has been the subject of the most speculation. I will do this as best I can, recognizing the confidential nature of our relationship with this customer. And, due to the confidentiality, I will only address the specifics of this in my formal remarks.

         Today, we delivered 16 different products to our top customer, including single-carrier TDMA, CDMA, GSM and EDGE products, along with multi-carrier products for second and third generation wireless systems. Based upon our sales volume, we believe that we are either a prime or sole-source supplier to this customer in all of our key product relationships.

         Beginning mid-September, a number of Wall Street analysts began to speculate on a particular CDMA product this customer currently purchases from Powerwave. The speculation centered on a transition from a current version of this company's CDMA base station to a newer version, in which this company might use an internal source, a different external source or Powerwave for the power amplifier.

         Particularly surprising to me was in some of the reports, it was stated that even if Powerwave was selected to supply the new version of this product to this customer, this would be bad for Powerwave. How this situation could be described as a lose-lose for Powerwave is frankly beyond me. So let me start with this point first, and again state that the outsourcing business is the business we have been in since the early 1990s. There is no difference between the current inside/outside decision matrix and what it has been in the past.

         We have built a size and volume manufacturing capability, along with the unique understanding of amplifier technology, which we believe makes us a very cost-effective supplier who can compete very effectively with both our external competitors and our customers' internal development groups. The speculation that something has dramatically changed, and now Powerwave would only be able to win this, or any other business, at unacceptable margins is just plain wrong.

         Turning specifically to the new CDMA product under discussion, we have a very attractive proposal in front of our customer. This is a major point, as we are still discussing our proposal with this customer at this time. A final decision has not been made, and we believe, again, we have a very compelling business case. The actual status of our discussion is, again, something different than what has been reported, so hopefully this provides some clarification. And finally, there's been significant speculation as to what the revenue impact might be, should another supplier be selected for this product.

         As we stated before, we sell 16 different products to this leading customer, with product volumes varying on a quarterly basis. As I mentioned earlier, we believe we have a very compelling business case to supply the next version of this CDMA product to this customer. However, if we were not selected, we estimate that, based upon our present proposal and the projected product volumes, this next-generation product opportunity would be in the mid single-digit million dollar range, on a quarterly basis. Again, this is different than some of the external speculation.

         In summary, the outsourcing business is a business we know and have operated in for a long period of time. It is a business in which we compete every day, with both external and internal competitors. Concerning the specific opportunity we are pursuing in the CDMA area, we have not been informed of a final decision on our proposal; and should we win this business, it would be on terms which would meet our business-model objectives. Hopefully, these comments will help to put into perspective some of the current activities going on with our top customer.

         Let me turn my attention to the other area, and that is market share. First, we believe it is important to start with the base. And Powerwave is the only independent supplier of RF power amplifiers who provides power amplifier sales on a quarterly basis. We provide a breakout by single carrier and multi-carrier, OEM and network operator, by region, by cellular, PCS and UMTS bands. Last quarter, our sales grew by 23 percent on a sequential basis. Today, we sell multi-carrier power amplifiers for second-generation wireless systems to four of the top five base station OEMs. Our multi-carrier relationships offer both the cellular and PCS bands.

         During the second quarter conference call, we stated that Ericsson is undertaking compliance testing of Powerwave's multi-carrier power amplifiers for use in Ericsson's GSM base station. Again, this is for both the cellular and PCS bands. We have recently been informed that another top five base station OEM is planning to use our multi-carrier products in their GSM base station. Not only does this opportunity expand our market share position, we believe that both of these relationships will provide our North American GSM network operator customers with additional incentive to use Powerwave multi-carrier solutions.

         Building upon our strong position within the 2G wireless infrastructure, today Powerwave has announced relationships with five OEMs with 3G power amplifiers, including Ericsson, Nokia, Nortel, Samsung and LG. In addition, we have two other customers that we have not formally announced. Two weeks ago, we announced the award for initial quantities of an integrated WCDMA base station product. The bottom line is Powerwave is the most broadly-based supplier of 2G and 3G power amplifier products in the market today.

         In the network operator market, we now have five corporate contracts in place in the United States. In addition to AT&T Wireless, Alltel, Verizon and Cingular, during the third quarter, we signed a corporate contract with another large national network operator. We are participating in a nationwide rollout with this operator, and have already started delivering product. In Europe, our trial activity has increased, and we expect to see at least one other operator moving from trials into revenues during the fourth quarter.

         Now, our unmatched position in 2G technologies and seven customers in the emerging 3G wireless infrastructure market has driven Powerwave to the number one position in the independent market for RF power amplifiers. Based upon external 2002 market share data, we held approximately 22 percent of the total RF power amplifier market and 47 percent of the independent market. The next highest market share was in the high 30's for the number two competitor and single digits for the number three competitor. We are the only supplier with multiple product relationships with all of the top five base station manufacturers.

         Our revenues have increased sequentially by 23 percent in the third quarter, and we are projecting another sequential increase in the fourth quarter. We are expanding our relationships at a number of OEM accounts, and have seen an increase in our network operator customer base, both here and abroad. We believe our revenue performance, active development schedule and current position further demonstrate our strong and growing number-one market share position.

         Now, turning my attention to the fourth quarter, we have several objectives. Once again, we expect our revenues to increase, driven mainly by network operator demand. We entered the fourth quarter with over $5 million in network operator backlog, and have a number of opportunities we are pursuing with our network operator customers. We are currently forecasting fourth quarter revenues in the range of $65 to $75 million, with the final revenue number being determined based mainly upon the timing of the various network operator opportunities we are pursuing. We expect network operators to capture a significantly higher percentage of our revenues during the fourth quarter.

         In addition to revenue growth, we expect to see significant expansion in our gross profit margin. With a lot of our restructuring complete, our lower cost structure, coupled with the experience we have with our contract manufacturing partners, should drive our fourth-quarter gross margins into the high teens, pre any restructuring charges. As we are nearing completion on a number of development projects, we expect to see some reduction in our engineering expenses during the fourth quarter.

         So at the high end of our revenue model, we expect to be very close to breakeven. While this breakeven point is somewhat higher than our original forecast, we decided to retain a higher level of ongoing engineering, due to the number of projects and opportunities we are seeing with our OEM and network operator customers, which we believe will drive further expansion of our revenues in the future. We currently have 23 active engineering projects ongoing.

         In addition, we now expect our ongoing sales revenues to have a higher component of network operator sales, which again has a beneficial effect on our operating model. Finally, while not forecasting higher revenues, should our fourth-quarter revenues exceed our current high-end estimate of $75 million, we would expect to be profitable. I would now like to turn the call over to the operator, and address any questions you might have.

Operator: Thank you. Today's question and answer session will be conducted electronically. To ask a question, press the star key followed by the digit one on your touch-tone phone. We will come to you in the order that you signal, and we will pause for one moment to assemble our roster. Once again, star one.

         And we'll take our first question from Rich Valera with Needham & Company.

Rich Valera: Thank you. Bruce, you mentioned that 80 percent of your production was - on a run rate basis, was outsourced at the end of the third quarter. At your final model, what do you expect the percent to be outsourced? Is it, you know, is it 100 percent, or is it sort of 95 percent? Where do you expect to be on that?

Bruce Edwards: OK, yes. We will always retain some manufacturing capability here in Southern California, so our sense would be in the high 80's, low 90's, on an average basis, on a quarterly basis.

Rich Valera: Great. And the increase in op ex in the quarter - how much of that - was much of that due to the Ericsson purchase, or was that really just due to just R&D projects that you hadn't really, you know, forecast, I guess, last quarter?

Kevin Michaels: The majority of it in R&D is due to R&D projects - it's ongoing. We did close the Ericsson, so there is a small amount of that. But, as you know, all we retained there is a small engineering group. And the expenses in the sales and marketing relate to a large number of trial activity, which consistent with our past practices, when we do consignment trial activity, we expense those costs up front.

Bruce Edwards: I think, Rich - to answer it another way, too, I think we were positively surprised by the level of new activity that came in, and the number of opportunities that we were presented with to go after. So we did increase our spending level a little bit higher than we thought maybe coming into the quarter, in providing the prototypes and the development for some of the newer opportunities that came in.

Rich Valera: Great. And just finally, on the European operators, could you just give us - give us an update on how that's going? In the last quarter, you talked about you'd gotten an award with one of them and you had a couple of others you were expecting awards from. Can you just talk about how things are going with European carriers?

Bruce Edwards: We are very pleased with how things are developing over there.
         A lot of us have spent a lot of time in Europe over the last quarter. I think I mentioned we are recording revenue - I said that earlier - with an operator over in Europe. We expect a couple other operators to come on board as we move through the latter part of Q4, and as I mentioned, a lot of our - we're looking mainly at our growth coming from the network operator part of the marketplace, and expect it to be both here and abroad.

Rich Valera: One final question, if I could. Just, you mentioned you had some backlog with the carriers, which is - you don't typically carry a lot of backlog. Could you just characterize your overall visibility entering the fourth quarter, relative to maybe the third or just the typical quarter?

Bruce Edwards: Well, again, the normal backlog we would carry in the operator is usually about two weeks. I think our - I don't remember exactly our network operator sales for Q3, (where I think) it was around 10 or slightly below, and we're carrying in over five million of backlog as we move into the fourth quarter. So if you take the backlog position coming in - I mentioned that we're in a nationwide deployment right now.

         So based on our understanding, the deployment scale in Q4 and in some of the other activities we expect to see there, plus the European network operator activity level, and the trial activity, which will close as we move through Q4, again, when we came up with our $65 to $75 million estimate, we see a lot of that being driven by the network operator activity that we have.

Richard Valera: Great. Thank you.

Operator: We'll take our next question from Mike Walkley with RBC Capital
         Markets.

Mike Walkley: Thanks. A question for Bruce, maybe, sticking with the European team. I was wondering if you could just update us some more on kind of what's going on in Europe - maybe what you are seeing on the WCDMA front, if you're seeing any pickup activity level there. And maybe if you could also touch on your business with Ericsson, how that might be progressing?

Bruce Edwards: Sure. Well, again, if you look at our WCDMA sales this quarter, I think they were a shade over $10 million. So that was up from the second quarter of this year. And as Kevin mentioned, we actually now have some WCDMA product we're delivering at the 1900 band, but we do not track that in our UMTS business; we only track 2100 in that business. So actually, our WCDMA sales were even higher than the $10 million we reported.

         You know, the key here, obviously, as we have announced the relationships with Ericsson, Nortel, Nokia, Samsung, LG. We think we are in an extremely good position with respect to 3G, with those five customers plus the two unannounced customers that we have. In particular, on Ericsson, as you know from our agreement with them, we are being designed into a new base station that will probably be on the market in mid-2004, and we are providing the amplifier for that. So the development activity there is ongoing right now, and we feel real good about our development there, and the potential for that particular product, once it's introduced by Ericsson in mid-2004.

         But again, going back on the overall WCDMA, I think the activity level has picked up. You have seen a number of announcements over in Europe, in particular, of networks that are going into different stages of deployment, commercial deployment, initial deployment. And we, again, just with our position with seven potential suppliers into those networks, feel good every time there is a new award of WCDMA infrastructure. It could be very positive for Powerwave. So we've tried to really position ourselves, with this key customer set, to be there once 3G demand takes off.

Mike Walkley: OK, great. Kevin, maybe if I could just follow up with you, on the sales and marketing line in particular, should we expect that to start trending down? Or is the productivity staying about the same, so it should stay the same for the next couple of quarters? Maybe how should we think about that line item over the next couple of quarters?

Kevin Michaels: Well, on one level, it could trend down a little bit. On the other side, I'm hoping that the trial activity actually, you know, it was very strong this quarter. We hope that it continues to be strong. So we - our hope is that it actually continues at these levels. That would be extremely good for us, and reflective of the industry.

Mike Walkley: OK, great. Thanks. Nice quarter. Good to see the strong revenue growth.

Operator:Our next question comes from Earl Lum with CIBC World Markets.

Earl Lum: Yes. Congratulations, gentlemen, on a nice quarter. Kevin, on the tax rate, as we look forward, should we be modeling 38.5 percent for next year as well?

Kevin Michaels: Our target is for this year, based on the losses that we have already incurred to date and the expectations for the year. That's what our effective rate is; that's the benefit rate. The rate will likely come down some as we go forward, assuming that we get into profitability. But we're not going to target a rate, at this point. Next question.

Operator:  Ken Muth, Robert W. Baird.

Ken Muth: Hi - a couple of clarifications on the Nortel. Do you expect to hear the one pending contract right now in the fourth quarter, or what is the time horizon on that?

Bruce Edwards: Without being tied down, we think we're pretty far along, so we would expect to hear within the near term.

Ken Muth: OK, and then out of the 16 that you say you have certified there, how many do you - on average would you ship per quarter to Nortel? Is it two products, or five products? What's kind of a range?

Bruce Edwards: I don't want to get into specifics, but I will tell you that I picked the 16 because we shipped 16 products last quarter.

Ken Muth: OK. And obviously, Nortel was up very strongly, almost 33 percent sequentially. (Is) that something that you continue to be aggressive with that customer for the fourth quarter, as well?

Bruce Edwards: Well, again, I think as we looked at - we're looking at revenue growth of $65 to $75, and we are saying that we think the bulk of that will come from the network operator part of the market. So we would expect to see still strong results from our OEM customers, and might see some expansion, mainly in the network operator piece of the business. If you go back, actually, this will probably be the fourth year in a row. We traditionally have a very strong third and fourth quarter with a lot of our OEM customers, and we don't see anything different right now to say that this pattern will be different this year then it has been in the last three years.

Ken Muth: OK. And then one last thing, kind of on the integration of products. When does that market kind of start to roll out a little bit more? Obviously, kind of people are doing some trialing right now with some things, but when does that really become a commercially available product for the industry?

Bruce Edwards: Well, again, I think the - we announced, a couple of weeks ago, an integrated WCDMA product that's an OEM-driven opportunity. So that would be tied to an introduction of their base station, and we don't want to get into specifics about what their product plans are. The other area that we have been very excited about and aggressive on has been our strategic alliance with Kathrein. There, we are working with them on a variety of different products, including a fully-integrated amplifier into the antenna product. Here again, from the announcement of this alliance, in part of our activities over in Europe, we've met with a number of operators to talk about that capability.

         We have a three-pronged approach of bringing just integration of our amplifier and the antenna on a software mode, to make it easier to interface up to a full integration into the antenna. I think here, like multi-carrier back in the 19 - mid 90's, a lot of it will be bringing that technology forward, going out and demonstrating that technology. And I think you will see customers such as operators really gravitating to that quickly, because they see the inherent benefits of that integration.

Ken Muth:  Great.  Thank you.

Operator:  Shawn Slayton, Ferris Baker and Watts.

Shawn Slayton: Hi gentlemen. Good afternoon. You mentioned in your press release that you strengthened your balance sheet with the convert in the September quarter. It could be argued that you already possessed a pretty solid balance sheet. How do you intend to deploy that cash, if you intend to do that?

Bruce Edwards: Well, again, I think we would agree; we think we had a very strong balance sheet. We saw an opportunity to make it even stronger. Obviously, when we are out talking to customers, OEM and operators, they want to make sure that we are a company that is here, and is going to be here for a long period of time. We have one of the strongest balance sheets in the industry, they know we have the cash to continue to invest in the business, continue to do the development work that they are looking for. We have the ability to really commit, if we have to, dollars on strategic alliances or funding development with some of our strategic alliance partners, and we have cash, as well as the stock and currency to do acquisitions and continue to build our company, as we have in the past, with having completed three acquisitions since the Company's founding.

Shawn Slayton: Last question. On a go-forward, steady-state basis, what do you expect your percentage of network operator sales to be, maybe on a smooth type of basis? Is it going to be, you know, 30 percent of sales, or 50 percent of sales? Is there a fundamental trend in the industry that's causing that number to grow?

Bruce Edwards: Well, I think - again, we hate to target specific percentages.
         But I - we do, as we look out, without hitting an exact percentage, we see that part of the business capturing more of our revenue because, if you look at a lot of the networks now, particularly the GSM network, we think a lot of the base builds are done, and the capacity and coverage issues that some of these networks are running into really are perfect opportunities for us, with our multi-carrier technology and our solutions-oriented approach, into the operator marketplace.

         So we think we can come in with very cost-effective coverage and capacity solutions for these operators, and hence, as we say, we're seeing an improvement in demand trends over in Europe, where those are predominantly GSM networks over there. So we think maybe the timing is right on a lot of the build outs of the existing networks that our type of solutions are very attractive today. In the U.S., you know, you have a couple of operators that have stated that their main goal is to have coverage and capacity enhancements, and we have a variety of products in every technology to go after those, as well.

Shawn Slayton:  OK, thanks very much.  I appreciate it.

Operator:  Our next question comes from Jeffrey Schlesinger with UBS.

(Will Davis): Hey guys, thank you. This is Will Davis on behalf of Jeffrey. I had a couple of questions. What are you guys seeing on the general pricing environments? Is pricing pressure still flat lined, do you think? Or what's your opinion there?

Bruce Edwards: Well, I think, again, first, in our part of the market place, there's only really a few credible competitors today. So we have seen a lot of change over the last couple of years and shakeout in our supply area. So what you're finding now is, again, it's total cost of ownership and value. And as you are out talking to both OEM and operator, I think what you're beginning to now see is more focus on the overall cost of doing business and the lifecycle cost. So I don't want to say it's dramatically different than what it was in the past, because you always do have to provide a good value to these customers.

         But I think, with what we're doing today, there's a variety of different ways for us to deliver that value to them. So I like the industry position that we are in today, and I like the capabilities that we've built within the Company. And I think we are in a very strong position, as we indicated, to see, right now, continued increase in sales but, more importantly, a very significant increase in our overall gross margin performance.

Will Davis: OK, thanks. And I was just wondering - what's your outlook for the market for in-building coverage? Sprint's made some comments on that, and I was just wondering where you see yourself in that market. Thanks.

Bruce Edwards: That's clearly one of the areas that they're targeting. We are really looking at all operators here in the U.S. with a variety of solutions - booster products for both transmit and receive, coverage capacity enhancement products. So we think any time a part of a budget is being dedicated to improving the overall performance of a network, we have an opportunity to participate in part of that build-out.

Will Davis:  Thank you.

Jeffrey Schlesinger:  Hey, Bruce?

Bruce Edwards:  Yes?

Jeffrey Schlesinger:  It's Jeffrey. Just one follow-up question from Will, here.
         Given some of the announcements in Europe on 3G deployments and expected launch dates, when do you expect to start to see the inflection in that part of your business from the, you know, current run rate levels?

Bruce Edwards: Again, I think the first thing you are starting to see - I think several analysts now are beginning to look at the overall trend for next year. And initial numbers were flat to down 10 percent. You are actually starting to see some projections now of an increase in the overall spend. The key for us, with our position in WCDMA, is when does that business really begin to take off?

         And I think every day, when there is a new announcement of another network coming on, it's starting to build a lot of momentum. You know, our sense, still, you know, is that, you know, in 2004, we should really start to see more of a volume ramp in that particular product. And even in a flat environment, we think, you know, current second-generation business might be down a little bit, and offset by growth in the wideband CDMA business. So our sense is, as you move into 2004, you will start to see it.

             Let me give you a comment that one of our customers gave us, as we were talking to them, is that the key to this, and another reason why we've worked so hard on the internal operations, is we don't think there will be a lot of warning. We think it's going to come, and it's probably going to, you know, come sneak up on a lot of people. And you have got to be in a position to be there. And we think with the model we put together, we can react very quickly to any kind of quick increase in demand for those particular products.

Jeffrey Schlesinger:  So, would you be surprised if it came in the first half?

Bruce Edwards: Again, you know, again, I like the trends that we are seeing, and I love the position that we are in with the multitude of customers that we have. So we are ready for whenever it takes off, and we would be thrilled if it took off in the fourth quarter of this year and the first half of next year.

Jeffrey Schlesinger:  Thank you.

Operator:  We'll go next to Larry Harris with Oppenheimer.

Larry Harris: Yes, thank you. A couple of questions. One, once you move into profitability, what happens to the share count, with the recent issuance of the convert?

Kevin Michaels: Well, the share count would fall into a fully-diluted basis.
         And depending on the weighted average stock price for the quarter, if it's over the strike price on the convert, then they would fall into the diluted basis. So potentially there, depending on where the stock price is in those things, there's roughly about 12 million shares related to the convert.

         On a treasury basis, I would guess that you're probably talking around - somewhere around six to eight million share impact on the total share count. It's a calculated number based off that treasury method and interest rates and different things. But that would be the rough add, and roughly, right now, we are at 63 million shares, so it would be added to that.

Larry Harris:  Six to eight million over and above the current 63?

Kevin Michaels: Yes, I think roughly that. I haven't done the calculation, I believe that's roughly in the ballpark, yes.

Larry Harris: I understand. And looking at the gross margins on various product lines, how does the wideband CDMA compare, say, with the current multi-carrier and single carrier products? Do you anticipate, or do you see currently that the wideband CDMA generates lower margins or comparable margins to the 2G or multi-carrier products?

Kevin Michaels: In general, let me back up. Larry, I think you are familiar with our product range, and our margins are really related to - a lot of it ties to the power output of the products. And obviously, our multi-carrier products have some of our highest power outputs. And as we have always generally said, our highest powered multi-carrier products generally carry our best margins. And those are generally products that are sold directly to the operator base, with some exceptions.

         That being said, WCDMA today, while there is a multi-carrier-based product there, it is generally a lower-powered product. So it doesn't have what we would consider our highest gross margins. But that being said, it is a very acceptable gross margin, and we're very happy with it. It fits into our business model, and as a comparison basis, it is something that we are generally very happy with, and it fits all of our targets.

Larry Harris:  I understand.  All right, well, thank you very much.

Kevin Michaels:  Sure.

Operator:  Just a reminder, star one for questions.  And we'll go next to Marc
         Cohodes with Rocker Partners.

Marc Cohodes: I thought the quarter was quite good, guys. I have got a couple of questions. One, I think in the last conference call, you guys talked about getting breakeven down to a $60 million level. Is that still the case, and in what timeframe will that occur? That's question one.

Bruce Edwards: When we were originally modeling out, we were looking more at like 65 million as kind of a breakeven level for the Company. And again, $65 million - the breakeven point right now is going to be driven by two things. Number one, it's really the OEM/operator mix of the business. So the more operator component of the sales, the lower the breakeven point could be.

         But number two is, as we are looking right now, we are looking at retaining - we retained our engineering and development expenses a little bit higher than we were originally modeling coming in, because we've just seen a lot more demand out there, and a lot more opportunities that we think are going to pay back for us long-term on a larger revenue kind of opportunity for us. So right now, as I mentioned in the remarks, at $75, we are very near to the breakeven point. And should our numbers come in higher, we would expect to be profitable on that. And then if the network operator component piece of the business captures, going forward, a larger and larger share, then the overall breakeven point would come down from there.

Marc Cohodes: I have a couple questions on this Nortel brouhaha, which was really brought up by the Remic sell-side lapdogs. Is it a coincidence to you guys that when their CFO left unexpectedly, all this Nortel rhetoric started to come up? And that sort of also ties in with the market share gains they claim, but when looking at the numbers, it would appear you guys are clearly gaining share. Going forward, is it going to be a custom of yours to start talking about customers like other companies do?

Bruce Edwards: Let me start with that. On the customer front, one of the things that most customers in this marketplace do is they really try to keep confidential a lot of the relationships. You might have noticed over the last quarter we did announce our position with Samsung, we announced - actually, two announcements with Nortel. Our sole-source supplier position on the 1900 megahertz WCDMA product, and then an announcement near the end of the quarter as we were delivering that product. So when we can, we are more than happy to announce individual customer relationships.

         One of the things we don't do, and we try not to do, is just put out press releases that just indicate, without customer names, without volume estimates, just putting out we got an order here, we did this. We don't think that's very productive or insightful to how the overall business is doing. I did spend a lot of time this morning in this conversation on market share, because I do think that is very important.

         You know, in our position in the market as the number one supplier, again, we don't think anyone comes close with the number and different product relationships and customer relationships that we have. And clearly, we think that is important, as we go forward and build the Company, and particularly as we enter into more demanding and emerging technology of 3G. So we really do like our position there, and I think sometimes our market share position may have been mischaracterized.

         And we really wanted to take an opportunity today to just clearly indicate we are very comfortable with the position we have in the marketplace, the number of opportunities we are working on, the wins we are getting at both OEMs and operators. And we think, bottom line is the number; it just shows up in the numbers - sequential growth of 23 percent. We are the only one that reports our actual numbers.

         Every once in a while, someone might mention where they are, and if you put the numbers together, you see very, very modest growth, it's less than 10 percent growth on a sequential basis. So there again, hopefully, we were able to kind of outline that our market share position, we think, is very strong, very solid and growing.

Marc Cohodes:  Do you see yourself gaining share in this upcoming quarter?

Bruce Edwards: Well, again, I think we're projecting growth of $65 to $75 million. And again, we haven't seen numbers from other people, but we believe that's clearly a reflection of growth for Powerwave in this market. And we clearly believe we're not only picking up share, we are the largest supplier in it, and we will continue to be the largest supplier.

Marc Cohodes:  Thanks.

Operator: And gentlemen, that concludes the question-and-answer session. I will turn the call back to you for any additional or closing remarks.

Bruce Edwards: OK, well, I want to thank everybody for joining us today. And we look forward to talking to you as we complete our fourth quarter. Thanks again.

Operator: That does conclude today's conference call. You may disconnect at this time.

                                       END